LETTER OF INTENT
意向书

THIS LETTER OF INTENT (the “LOI”), is entered into by and,

本意向书（简称“意向书”）由以下双方订立，

BETWEEN:	FAR EAST WIND POWER CORP., a Nevada corporation having an office at 11811 N. Tatum Blvd. Suite 3031, Phoenix, Arizona 85028, USA

(“COMPANY”)

包括：	FAR EAST WIND POWER CORP., 一家办公地址为11811 N. Tatum Blvd. Suite 3031, Phoenix, Arizona 85028, USA的内华达州公司

（简称“公司”）

AND:	Beijing Tongchuang Hengyuan Technology Development Company, a People’s Republic of China company having an office at 5 Sidaokou Road, Wenlin Building floor 2, Haidian Disctrict, Beijing, China 100081

(“OWNER”)

以及：	[北京同创恒远科技发展有限公司]，一家中华人民共和国公司，办公地址为中国北京市海淀区四道口5号文林大厦2层，邮编为100081

（简称“所有权人”）

BACKGROUND AND PURPOSE

背景与目的

The Company is a publicly traded company with the ticker symbol “FEWP” on the United States over-the-counter (“OTC”) bulletin board securities market.

公司是在美国场外交易（简称“OTC”）市场行情公告板证券市场挂牌交易的上市公司，代码为“FEWP”。

The Company is interested in pursuing and developing opportunities in electrical energy production and transmission in China, including acquiring wind farms and wind parks.

公司对于在中国寻求和开发电力能源生产和传输业务，包括获得风电场和风力发电站，怀有兴趣。

The Owner is the owner of, or has procured the rights to, a wind farm or wind park in Ningxia Hui Autonomous Region (“Ningxia”) with potential to generate and sell installed capacity of up to [50] MW (the “Project”).

所有权人是宁夏回族自治区（“宁夏”）的一处风电场或风力发电站的所有权人或已经取得该风电场或风力发电站的权利。该风电场或风力发电站具有生产并销售最大装机容量 [50]兆瓦的潜能（简称“项目”）。

The Company and the Owner have both expressed interest in jointly developing the Project.

公司和所有权人均已表示有意合作开发项目。

AGREEMENT
协议

NOW, THEREFORE, in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

有鉴于此，基于本意向书中包含的双方的协议与陈述，以及其它有价值的对价（特此确认收到该等对价及其充分性），双方达成如下一致：

1.	This LOI constitutes a binding agreement with regard to the various matters set forth herein and shall become effective as of the date set forth on the signature page hereto (the “Effective Date”).

本意向书构成一项关于本意向书规定的各个事项的有约束力的协议，且应在本意向书签字页规定的日期生效（“生效日”）。

2.
By December 1, 2010, the Owner shall begin to apply for all of the government approvals, permits and authorizations required by the PRC law in relation to the development of the Project (“Project Approvals”) and set up the project company (“Project Company”). The Owner hereby stipulates that he is obligated to obtain the necessary approvals and permits for the Project and will work with a goal in mind, such that the Project Approvals will be obtained by March 1, 2011.

所有人将于2010年12月1日开始根据中国法律申请与项目开发有关的批准，许可与授权（“项目批复”）并设立项目公司（“项目公司”）。所有人 在此规定其有义务为项目取得必要的批复与许可，并为此不断努力，确保项目批复将于2011年3月1日前取得。

2.
The Owner shall make available on a best efforts basis, documents, personnel, data, facilities, information, Project Approvals and materials, to the Company so that the Company can conduct due diligence on the Project.

所有权人应尽最大努力向公司提供文件、人员、数据、设施、信息、项目批复和材料，从而使公司可对项目进行尽职调查。

3.
If the Company, after the due diligence, believes that the Owner has obtained all of Project Approvals, the Company or a wholly-owned subsidiary of the Company, and the Owner will enter into a definitive agreement containing substantially the same terms and provisions as set forth in this LOI (the “Definitive Agreement”), whereby the Company will purchase [49%] equity interests of the Project Company from the Owner at the price of [USD ●] (“Equity Purchase Price”), and at the same time increase the capital of the Project Company by contributing capital premium to the Project Company (“Capital Contribution”).  After the equity transfer is completed, the Project Company will be converted into a Sino-foreign equity joint venture company (“JV”) which is [51%] owned by the Owner and [49%] owned by the Company.

如果公司在尽职调查后，认为所有权人已获得所有项目批复，公司或公司的一家全资子公司将与所有权人签订一份包含与本意向书 列明的条款和规定实质上内容相同的最终协议（简称“最终协议”）。其中公司将以[●美元]的价格（“股权购买价格”）从所有权人处购买项目公司[49%] 的股权，并同时以增资款进项目公司的资本公积的形式对项目公司进行溢价增资（“出资”）。在股权转让完成后，项目公司将变更为一家中外合资经营企业（“合资公司”），其中所有权人持有 [51%]的股权，公司持有[49%]的股权。

4.	In addition, the Company may also enter into a shareholder loan agreement with the JV and provide shareholder loans to the JV (“Shareholder Loan”).

此外，公司也可以与合资公司签订股东贷款协议并向合资公司提供股东贷款（“股东贷款”）。

5.
The total investment amount of the Company in relation to the Project will be up to [USD 20,000,000], which will consist of Equity Purchase Price, Capital Contribution and Shareholder Loan, and can be structured in tranches depending on the progress of the Project. The Company agrees that the total investment amount will be adjusted during the development phase of the Project in order to account for adjustments to the exchange rate in effect for the Chinese Renminbi at the time of each tranche of investment in USD which is expected to occur in direct wire payments from the Company or its designees, to the JV such that the total amount of Chinese Renminbi to be invested in the JV by the Company, irrespective of the exchange rate, will be determined as of the date of each foreign exchange transaction executed by the JV whereby the Company has funded the JV

公司对于项目的投资总额上限为[20,000,000美元]，由股权购买价格、出资以及股东贷款三部分组成，并可根据项目进展分批支付 。公司同意，在项目的开发阶段将对投资总额进行调整，以便在每次投资时（该投资将由 公司或其指定方以直接电汇方式付给合资公司）考虑到美元兑人民币的实际汇率的调整，从而确保无论汇率如何，公司向合资企业投的投资总额（以人民币计算）均按注资当日外汇价格计算。

6.
The Owner agrees that after the construction of the Project is completed, it will continue to assist in procuring the JV to obtain approximately [USD 62,000,000] bank loans [in equivalent RMB] to fund the Project (the “Bank Loan”). The Bank Loan will be obtained from a PRC bank. The Company hereby agrees that the amount of the Bank Loan will be adjusted during the development phase in order to account for adjustments to the exchange rate in effect for the Chinese Renminbi. 所有权人同意，在项目建设完成后，所有权人将继续协助合资公司 获得大约[62,000,000 美元]的银行贷款（“银行贷款”），从而为项目提供资金支持。银行贷款将从中国的银行取得。公司同意在 项目的开发阶段银行贷款将进行调整，以便将在每次以美元兑换人民币时美元兑人民币的有效汇率的调整考虑在内。

7.
The JV will enter into an Equipment Purchase Agreement with an equipment supplier.  The total price of the equipment will be approximately [USD 40,000,000].  The cash payments to the equipment supplier will be staggered and will be deferred as much as possible such that the equipment supplier will be effectively financing the JV’s purchase of the equipment. The JV will pay off the balance owed to the equipment supplier once the Bank Loan proceeds are received.

合资公司将与一家设备供应商签订设备采购协议。设备总价大约为[40,000,000美元]。对设备供应商的付款应尽可能延后以便实际上达到设备供应商为合资公司购买 设备提供融资的 效果。合资公司在获得银行贷款后将向设备供应商付清余款。

8.
Upon the Effective Date, Owner hereby grants the Company a right of first refusal to acquire Owner’s rights to develop a wind farm or wind park in Ningxia for additional installed capacity of up to [950MW].

自生效日起，所有权人授予公司一项优先购买权，公司可以优先购买所有权人在宁夏开发额外装机容量达 [950兆瓦] 的风电场或风力发电站的权利。

9.	The Owner shall obtain the necessary approval of its shareholders to the terms and conditions of this LOI.

就本意向书的条款和条件，所有权人应取得其股东的必要批准。

10.
At the end of the first month that the Project begins to generate a cash profit, the JV’s Board of Directors will institute a monthly dividend disbursement to the Owner and the Company that will equal the maximum amount allowable to be disbursed to the Owner and the Company in accordance with PRC law. The amount of the dividend distribution to the Owner and the Company will then be determined based on the ownership percentages of the Owner and the Company, respectively. The Board of Directors will authorize monthly dividend distributions from the first month that the Project begins to generate a cash profit. No change in this policy will be made in subsequent months unless the JV encounters significant cashflow difficulties and both the Owner and the Company agree to suspend the monthly dividend distributions.

在项目开始产生现金利润的第一个月末，合资公司的董事会将为所有人及公司按照中国法律所允许的可以分配给所有人及公司的最大数额制定一份每月红利分配规则。分配给所有人及公司的数额将分别按照所有人及 公司所拥有的股权比例进行分配。董事会对每月红利的分配将从项目开始产生现金利润的第一个月开始。这种分配方式将持续下去，除非合资公司遇到重大的现金流困难或者所有人与公司都同意取消每月红利分配。

11.	The Definitive Agreement shall contain various control provisions as described herein:

最终协议应包含以下各项有关控制的条款：

(a)	The Company will have majority control of the Board of Directors of the JV.

     公司将对合资公司的董事会享有多数控制权。

(b)
The Company will have the sole right to approve of all cash disbursements from the JV’s bank accounts. A system will be designed whereby the Owner will present the proposed cash disbursements to the Company in a formal letter each month and the Company will then determine if the cash disbursements will be approved, on an item by item basis.

公司应拥有批准从合资公司银行账户支出任何现金的唯一权利。应建立下列机制：所有权人每月以正式信函的方式向公司提交拟进行的现金支出，由公司 逐项决定是否批准该等支出。

(c)
The Company will have the sole right to approve the construction plan for the wind farm. The Owner will be responsible for presenting this construction plan to the Company. The Company will also have the sole right to approve of any modifications to the construction plan.

公司应拥有批准风电场建设计划的唯一权利。所有权人应负责向公司提交建设计划。公司同时应拥有批准对该等建设计划进行修改的唯一权利。

(d)	The Company will have the sole right to approve of any equity or debt financing that the JV contemplates and subsequently executes.

公司应拥有批准合资公司拟进行和签署的任何股本或债务的融资安排的唯一权利。

(e)
The Company will have the sole right to approve of any changes in the capital structure and ownership of the JV such that no JV ownership can be transferred to other parties without the approval of the Company. Secondarily, the Owner hereby provides the Company with a right of first refusal should the Owner wish to sell the Owner’s ownership stake in the JV. However, in the event a third party presents a more attractive purchase offer to the Owner, the Company will have thirty (30) days to match the third party’s purchase offer or the Owner will then have the sole right to accept the offer by the third party. However, in no event will the control provisions described within this LOI, and more fully defined in the Definitive Agreement, be modified as a result of any potential sale of the Owner’s ownership in the JV.

公司应拥有批准合资公司资本结构和所有权结构发生任何变化的唯一权利，且未经公司同意，合资公 司的股权不得向任何第三方转让。其次，所有权人在此同意，所有 权人欲将其持有的合资公司股权出售时，公司享有优先购买权。但是，如果任何第三方向所有权人提出了更具吸引力的购买要约，公司将有三十 （30）天的时间符合该第三方要约，如果公司未 能在此期限内符合第三方要约的要求，则所有权人有权接受该第三方要约。然而，在任何情况下，所有权人出售其在合资公司中的任何股权，均不得导致本意向 书中有关控制的条款以及最终协议中最后予以详细规定的有关控制 的条款发生变化。

(f)
The Company will maintain the majority of the positions on the JV’s Board of Directors and therefore shall have the sole right to approve of the cash dividend distributions to the Company and the Owner. All cash dividend distributions shall be payable to the Company and the Owner or designees of the Company or the Owner on a pro rata basis in accordance with the ownership percentages effective on the date of the declaration of a dividend from the JV by the Company’s Board of Directors.

公司将保持在合资公司的董事会中拥有大多数席位，因此将享有批准向公司及所有人分配现金分红的唯一权利。所有的现金分红应按照公 司的董事会宣布合资公司进行红利分配之日公司及所有权人或其公司或所有权人的指定代理人在合资公司的有效的股权比例进行分配。

12.	The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions.

最终协议中应包含常规的陈述与保证，承诺与补偿规定。

13.
In consideration of the time and effort the Company will incur to pursue this transaction, the Owner agrees that, from the date of execution of this LOI (or, if sooner, until such time as the parties agree in writing to terminate this LOI) until the equity transfer contemplated in Section 4 above is completed, neither the Owner nor its shareholders nor any person or entity acting on its behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase any part of the Project or assets related thereto, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records in relation to the Project and the Project Company to any such persons.  If the Owner, its shareholders or their representatives receive any inquiry or proposal offering to purchase the Project or any assets related thereto, the Owner will promptly notify the Company.

考虑到公司为推动该项交易即将投入的时间和精力，所有权人同意，从本意向书签署之日起直至上文第四条所述股权转让完成时（或者双方书面约定终止本 意向书之日，以先发生的为准）为止 ，所有权人，其股东，以及代表其行事的任何人员或实体不会以任何方式直接或间接地(i)招揽、发起、鼓励或促进任何直接或间接收购项目或者项目的资产的要约 ，(ii)与准备进行该等收购的任何人员或实体进行任何协商、谈判，或是订立协议，或者(iii)向公司或其代表以外的任何人提供有关该等收购的任何信息或资料，或是向任何该等人提供接 触所有权人的财产、帐册或记录的机会。如 果所有权人，其股东或代表收到提议收 购项目或是项目的任何资产的任何询价或建议，所有权人将立即通知公司。

14.
No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior knowledge of the other parties, which shall not be unreasonably withheld, or except as required by relevant securities laws; provided, however, the Company may issue press releases in the ordinary course of business but will make no reference to the parties hereto unless their prior written consent is received.

在另一方事先不知情的情况下（不得不合理地拒绝认可），本意向书项下任何一方均不得对拟议交易，本意向书或其条款做任何披露或公开声明，但 相关证券法律要求披露或公开的除外；但是 ，公司可以在正常的业务运作过程中发布新闻稿，但除非已获本意向书各方书面同意，不得提及各方。

15.
Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and the Project and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934.

双方同意并确认，该方及其董事、管理人员、雇员、代理和代表将在为公司和项目获取融资的过程中披露业务信息以及有关拟议交易的信息，并且双 方及其代表可能被要求根据《 1934年证券交易法》项下的持续披露要求披露该信息。

16.
This LOI shall be construed in accordance with, and governed by, the laws of the PRC, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the PRC, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

本意向书适用中国法律，并据此作出解释，并且双方单独地无条件地受任何有适当管辖权的中国法院管辖，并受其有关本协议的所有目的 及/或它们各自在协议项下的履行的法规和规则管辖。

17.
The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

为了符合联邦和州所有相关的证券法律、法规和规则中的要求，双方应在存在要求的任何司法管辖区准备和签署任何及所有必要的文件，并进行备案。

18.	If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

如果本意向书中的任何条款或规定被认定为非法或无效，本意向书应以假设其中从未包含该等非法或无效条款或规定的方式解释并执行。

19.	Unless otherwise stated herein, all references to currency in this LOI are references to the lawful currency of the United States of America.

除非另有说明，本意向书中所提及的货币均为美利坚合众国的合法货币。

20.
This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

本意向书可签署一式多份，并可在原件上签署或者以传真签字的方式签署，每份副本上的签名应当如同单份文件上的签名一样具有同等效力；并且各份副本应当可以对实际签署该 副本的一方强制执行。所有副本应被视为一份原件。

21.
The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

在任何情况下，在任何时间一方推迟或未能执行本意向书中的任何规定不得被视作对于本意向书中的任何该等规定或者任何其它规定的弃权。任何情况下，放弃、 推迟或未能执行本意向书中的任何规定不得被视作持续弃权，或是对于本意向书中的任何该等规定或者任何其它规定的后续弃权。

DATED EFFECTIVE: JULY ___, 2010
生效日                  2010年7月_____日

COMPANY:	FAR EAST WIND POWER CORP.
公司：FAR EAST WIND POWER CORP.

_____________________________________, Authorized Signatory（授权签字人）

OWNER:	BEIJING TONGCHUANG HENGYUAN TECHNOLOGY DEVELOPMENT COMPANY
所有权人：	[北京同创恒远科技发展有限公司]

_____________________________________, Authorized Signatory（授权签字人）